Filed Pursuant to Rule 424(b)(5)

Registration No. 333-165889

A filing fee of $35,650, calculated in accordance with Rule 457(r), has been previously transmitted to the SEC in connection with previously filed registration statements and carried forward pursuant to Rule 457(p) by means of the registration statement filed April 2, 2010. The proposed maximum aggregate offering price has been calculated as 22,212,350 shares multiplied by $22.51 per share, the average of the high and low prices of our common stock as reported in the consolidated reporting system on April 1, 2010. This paragraph shall be deemed to update the “Calculation of Registration Fee” table in such registration statement filed on April 2, 2010. As of April 2, 2010, and after giving effect to this offering, $129,500 of previously paid registration statement fees remain available.

PROSPECTUS SUPPLEMENT

(To prospectus dated April 2, 2010)

Common Stock

We may issue, offer and sell shares of our common stock from time to time through BNY Mellon Capital Markets, LLC, as our agent under the sales agency financing agreement described below. These shares will be offered at market prices prevailing at the time of sale.

In addition, we may enter into forward sale agreements under a Master Forward Sale Agreement and related supplemental confirmations, each between us and an affiliate of BNY Mellon Capital Markets, LLC. We refer to this affiliate as the forward purchaser. In connection with each such forward sale agreement, the forward purchaser will, at our request, borrow from third parties and through BNY Mellon Capital Markets, LLC, sell a number of shares of our common stock equal to the number of shares underlying such forward sale agreement to hedge such forward sale agreement. We will not receive any proceeds from the sale of borrowed shares of our common stock by BNY Mellon Capital Markets, LLC, as agent for the forward purchaser. We expect to receive proceeds from the sale of shares, subject to certain adjustments, upon future physical settlement(s) of the relevant forward sale agreement on a date or dates specified by us on or prior to the maturity date of the relevant forward sale agreement. See “Plan of Distribution—Forward Sale Agreements.” If we elect to cash settle or net share settle the relevant forward sale agreement, we may not receive any proceeds (in the case of cash settlement) or will not receive any proceeds (in the case of net share settlement), and we may owe cash (in the case of cash settlement) or shares of our common stock (in the case of net share settlement) to the forward purchaser.

In connection with the transactions described in the two preceding paragraphs, we have entered into a sales agency financing agreement with BNY Mellon Capital Markets, LLC, as agent for us in the at-the-market sales described in the first paragraph above, and as agent for the forward purchaser in connection with each forward sale agreement described in the second paragraph above. In accordance with the terms of the sales agency financing agreement, at our direction, BNY Mellon Capital Markets, LLC, as agent for us or for the forward purchaser, as the case may be, will sell shares of our common stock from time to time. We will pay BNY Mellon Capital Markets, LLC a commission equal to 1% of the sales price of all shares sold by it, as our agent for us. BNY Mellon Capital Markets, LLC will receive, in the form of a reduced initial forward sale price, a commission equal to 1% of the sales price of all borrowed shares sold by it, as agent for the forward purchaser. In no event will the aggregate number of shares sold by BNY Mellon Capital Markets, LLC, as agent for us and as agent for the forward purchaser, under the sales agency financing agreement have an aggregate sales price in excess of $500,000,000 nor will such number of shares exceed 22,011,429 (subject to adjustment for share splits, share combinations and share dividends).

Our common stock is listed on the New York Stock Exchange under the ticker symbol “WR”. On April 1, 2010, the closing price on the New York Stock Exchange for our common stock was $22.59 per share.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page S-2 of this prospectus supplement and “Item 1A—Risk Factors” beginning on page 23 of our annual report on Form 10-K for the year ended December 31, 2009. Our annual report is incorporated by reference into the accompanying prospectus. See “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities regulators or other regulatory bodies have approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BNY Mellon Capital Markets, LLC

The date of this prospectus supplement is April 2, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and BNY Mellon Capital Markets, LLC has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and BNY Mellon Capital Markets, LLC is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We refer to Westar Energy, Inc., together with its consolidated subsidiaries, in this prospectus supplement as “Westar” or “we,” “us,” “our” or comparable terms.

THE COMPANY

Westar Energy, Inc., a Kansas corporation incorporated in 1924, is the largest electric utility in Kansas. We provide electric generation, transmission and distribution services to approximately 685,000 customers in Kansas. Westar provides these services in central and northeastern Kansas, including the cities of Topeka, Lawrence, Manhattan, Salina and Hutchinson. Kansas Gas and Electric Company, or KGE, Westar’s wholly-owned subsidiary, provides these services in south-central and southeastern Kansas, including the city of Wichita. KGE owns a 47% interest in the Wolf Creek Generating Station, a nuclear power plant located near Burlington, Kansas. Both Westar and KGE conduct business using the name Westar Energy.

Our principal executive offices are located at 818 South Kansas Avenue, Topeka, Kansas 66612. Our telephone number is (785) 575-6300. We maintain a website at http://www.WestarEnergy.com where general information about us is available. We are not incorporating the contents of, or information that can be accessed through, that website into this prospectus supplement or the accompanying prospectus.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the Securities and Exchange Commission, or SEC, incorporated by reference in this prospectus supplement. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus supplement, see the sections of the accompanying prospectus captioned “Available Information” and “Incorporation of Certain Documents by Reference.”

RISK FACTORS

Prospective investors should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before deciding to invest in our common stock. The risk factors contained in those documents and the risk factor below are not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

Settlement provisions contained in any forward sale agreement subject us to certain risks.

The forward purchaser will have the right to accelerate each forward sale agreement that we enter into and require us to physically settle such forward sale agreement on a date specified by the forward purchaser if (1) in the forward purchaser’s commercially reasonable judgment, it or its affiliate is unable to hedge (or maintain a hedge of) its exposure under such forward sale agreement because (x) insufficient shares of our common stock have been made available for borrowing by share lenders or (y) the forward purchaser or its affiliate would incur a stock loan cost in excess of a specified threshold, (2) we declare any dividend or distribution on shares of our common stock payable in (a) cash in excess of the specified amount, (b) securities of another company, or (c) any other type of securities (other than our common stock), rights, warrants or other assets, (3) an event is announced that if consummated would result in a specified extraordinary event (including certain mergers, as well as certain events involving our nationalization or delisting of our common stock) or (4) certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with such forward sale agreement, our bankruptcy or a change in law (each as more fully described in each forward sale agreement). The forward purchaser’s decision to exercise its right to require us to settle any forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver common stock under the physical settlement provisions of the relevant forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity.

Subject to the immediately preceding paragraph, each forward sale agreement will be physically settled unless we elect to cash settle or net share settle such forward sale agreement. If we decide to physically settle any forward sale agreement, the related delivery of our shares will result in dilution to our earnings per share and return on equity. If we elect cash settlement or net share settlement for all or a portion of the shares of our common stock underlying any forward sale agreement, we expect the forward purchaser or one of its affiliates to purchase shares of our common stock in the open market in connection with settling that forward sale agreement. The number of shares the forward purchaser is expected to purchase in the open market will be a number of shares necessary to:

•

in the case of net share settlement or cash settlement, return the shares of our common stock that it has borrowed in connection with sales of our common stock to hedge such forward sale agreement (in the case of net share settlement, after taking into consideration any shares to be delivered by us to the forward purchaser); and

•	in the case of net share settlement, deliver shares of our common stock to us in settlement of such forward sale agreement.

If the market value of our common stock at the time of these purchases is greater than the forward sale price, we would pay this difference in cash, or we would deliver the value of this difference in shares of our common stock, to the forward purchaser under the forward sale agreement, as the case may be. Any such difference could be significant, and we could be responsible for a potentially substantial cash payment or share delivery.

In addition, the purchases of our common stock by the forward purchaser or one of its affiliates to unwind its hedge position in connection with any forward sale agreement could cause the price of our common stock to increase over time, thereby increasing the amount of cash (in the case of cash settlement), or the number of shares of our common stock (in the case of net share settlement), that we would owe the forward purchaser upon settlement of such forward sale agreement.

USE OF PROCEEDS

We intend to use the net proceeds from the issuance and sale of our common stock by BNY Mellon Capital Markets, LLC, as agent for us, in at-the-market sales pursuant to the sales agency financing agreement for working capital and general corporate purposes, including, but not limited to, funding our operations, acquiring capital equipment and repaying revolver borrowings under our Third Amended and Restated Credit Agreement dated as of February 22, 2008, which we refer to as our Credit Agreement. We may invest the proceeds in certificates of deposit, U.S. government securities or certain other interest-bearing securities pending application thereof.

We will not initially receive any proceeds from the sale of borrowed shares of our common stock by BNY Mellon Capital Markets, LLC, as agent for the forward purchaser, in connection with any forward sale agreement as a hedge of such forward sale agreement. In the event of full physical settlement of a forward sale agreement, which we expect to occur on or prior to the maturity date of such forward sale agreement, we expect to receive aggregate cash proceeds equal to the product of the initial forward sale price under such forward sale agreement and the number of shares of our common stock underlying such forward sale agreement, subject to the price adjustment and other provisions of such forward sale agreement. We intend to use any cash proceeds that we receive upon physical settlement of any forward sale agreement, if we elect physical settlement, for working capital and general corporate purposes including, but not limited to, funding our operations, acquiring capital equipment and repaying revolver borrowings under our Credit Agreement. We may invest the proceeds in certificates of deposit, U.S. government securities or certain other interest-bearing securities pending application thereof. If, however, we elect to cash settle or net share settle any forward sale agreement, we would expect to receive an amount of proceeds that is significantly lower than the product set forth in the immediately preceding sentence (in the case of any cash settlement) or will not receive any proceeds (in the case of any net share settlement), and we may owe cash (in the case of any cash settlement) or shares of our common stock (in the case of any net share settlement) to the forward purchaser.

We have incurred, and from time to time in the future may incur, revolver borrowings under our Credit Agreement. As of the date of this prospectus supplement, revolver borrowings bear interest at the London Interbank Offered Rate (LIBOR) plus 0.35%, LIBOR plus 0.45% or a base rate, as defined in the Credit Agreement, currently equal to the prime rate, and may vary in the future depending on our credit ratings and the then outstanding principal amount of revolver borrowings. As of February 17, 2010, we had approximately $228 million in outstanding revolver borrowings and approximately an additional $24 million in outstanding letters of credit under the credit facility.

PLAN OF DISTRIBUTION

Westar has entered into a sales agency financing agreement, dated as of April 2, 2010, with BNY Mellon Capital Markets, LLC, or BNYMCM, and the forward purchaser. Under the sales agency financing agreement, BNYMCM will, as agent for us, use commercially reasonable efforts to sell shares of our common stock from time to time in connection with at-the-market sales as described below under “—At-the-Market Sales,” and will, as agent for the forward purchaser, use commercially reasonable efforts to sell, from time to time, shares of our common stock borrowed by the forward purchaser in connection with one or more forward sale agreements as described below under “—Forward Sale Agreements.” The sales, if any, of the shares of our common stock under the sales agency financing agreement will be made in “at the market” offerings as defined in Rule 415 under the Securities Act of 1933, including sales made directly on the New York Stock Exchange, the principal existing trading market for our common stock, or through an electronic communications network, or if we and BNYMCM agree in writing, sales made to or through a market maker. In no event will the aggregate number of shares sold through BNY Mellon Capital Markets, LLC, as agent for us and as agent for the forward purchaser, under the sales agency financing agreement have an aggregate sales price in excess of $500,000,000 nor will such number of shares exceed 22,011,429 (subject to adjustment for share splits, share combinations and share dividends).

From time to time during the term of the sales agency financing agreement, and subject to the terms and conditions set forth therein, we may deliver a transaction notice to BNYMCM specifying:

•

whether BNYMCM is to execute at-the-market sales of shares of our common stock, as agent for us, or sales of borrowed shares of our common stock, as agent for the forward purchaser, in connection with a forward sale agreement;

•	the length of the selling period, which may not exceed 20 consecutive trading days;

•	the first and last trading day of the selling period;

•	the aggregate sales price of our common stock to be sold, which may not, without BNYMCM’s prior written consent, exceed $50,000,000 during any selling period;

•	the minimum price below which sales may not be made, which may not, without BNYMCM’s prior written consent, be less than $5.00 per share; and

•	if BNYMCM is to execute sales of borrowed shares of our common stock, as agent for the forward purchaser, in connection with a forward sale agreement:

•	the term of such forward sale agreement, which may not exceed 12 months; and

•	the forward price reduction dates and corresponding forward price reduction amounts for such forward sale agreement.

We have also agreed to reimburse BNYMCM for its reasonable documented out-of-pocket expenses, including fees and expenses of counsel up to $90,000 in connection with the sales agency financing agreement. These reimbursed fees and expenses are deemed to be underwriting compensation to BNYMCM under FINRA Rule 5110.

In connection with the sale of our common stock as contemplated in this prospectus supplement, BNYMCM may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and the compensation paid to BNYMCM may be deemed to be underwriting commissions or discounts. We have agreed to indemnify BNYMCM and the forward purchaser against certain liabilities, including liabilities under the Securities Act of 1933.

We intend to report at least quarterly (1) the number of shares of our common stock sold through BNYMCM, as agent for us, in connection with at-the-market sales as described below under “—At-the-Market Sales,” (2) the number of borrowed shares of our common stock sold by BNYMCM, as agent for the forward purchaser, in connection with one or more forward sale agreements as described below under “—Forward Sale Agreements” and (3) the net proceeds received by us and the compensation paid by us to BNYMCM in connection with transactions described in clause (1).

Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and BNYMCM may agree upon.

The offering of our common stock pursuant to the sales agency financing agreement will terminate upon the earliest of (1) the sale, under the sales agency financing agreement, of shares of our common stock with an aggregate sales price of $500,000,000, (2) the sale, under the sales agency financing agreement, of a number of shares of our common stock equal to 22,011,429 (subject to adjustment for share splits, share combinations and share dividends), (3) the third anniversary of the date of the sales agency financing agreement and (4) any time upon 30 days’ notice. BNYMCM may terminate the sales agency financing agreement upon one trading day’s notice in certain circumstances, including bankruptcy events relating to us or KGE, our failure to maintain the listing of our common stock on the New York Stock Exchange or the occurrence of an event which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on us and our subsidiaries, taken as a whole.

At-the-Market Sales

Upon receipt by BNYMCM of a transaction notice requesting BNYMCM to execute at-the-market sales of shares of our common stock, as agent for us, and subject to the terms and conditions of the sales agency financing agreement, BNYMCM has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares on such terms. We or BNYMCM may suspend the offering of shares of our common stock at any time upon proper notice to the other, and the selling period will immediately terminate. The settlement between us and BNYMCM of sales of our common stock will occur on the third trading day following each date on which sales are made. The obligation of BNYMCM under the sales agency financing agreement to execute such sales of shares is subject to a number of conditions, which BNYMCM reserves the right to waive in its sole discretion.

We will pay BNYMCM a commission equal to 1% of the volume-weighted average of the sales price of all at-the-market sales of shares of our common stock, as agent for us, under the sales agency financing agreement.

Forward Sale Agreements

Upon receipt by BNYMCM of a transaction notice requesting BNYMCM to execute sales of borrowed shares of our common stock, as agent for the forward purchaser, in connection with one or more forward sale agreements, and subject to the terms and conditions of the sales agency financing agreement, the forward purchaser has agreed to use its commercially reasonable efforts to borrow, and BNYMCM has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares on such terms to hedge the forward party’s exposure under such forward sale agreement(s). We or BNYMCM may suspend the offering of shares of our common stock at any time upon proper notice to the other, and the selling period will immediately terminate. The settlement between the forward purchaser and BNYMCM of sales of borrowed shares of our common stock, as well as the settlement between BNYMCM and buyers of such shares in the market, will occur on the third trading day following each date on which the sales are made. The obligation of BNYMCM under the sales agency financing agreement to execute such sales of shares is subject to a number of conditions, which BNYMCM reserves the right to waive in its sole discretion.

We will pay BNYMCM a commission equal to 1% of the volume-weighted average of the sales price of all such sales of borrowed shares of our common stock in the form of a reduced initial forward sale price.

The initial forward sale price per share under each forward sale agreement will equal 99% of the volume weighted average price per share at which the shares of our common stock underlying such forward sale agreement are sold pursuant to the sales agency financing agreement, subject to the price adjustment provisions of the forward sale agreement. If we elect to physically settle any forward sale agreement by delivering shares of our common stock, we will receive an amount of cash from the forward purchaser equal to the product of the initial forward sale price per share under such forward sale agreement and the number of shares underlying such forward sale agreement, subject to the price adjustment and other provisions of the forward sale agreement. Each forward sale agreement provides that the initial forward sale price, as well as the sales prices used to calculate the initial forward sale price, will be subject to adjustment based on a floating interest rate factor equal to the federal funds rate less a spread. In addition, the initial forward sale price will be subject to decrease on certain dates specified in such forward sale agreement by the amount per share of quarterly dividends we currently expect to declare during the term of such forward sale agreement. If the federal funds rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the federal funds rate was less than the spread.

Before the issuance of our common stock upon settlement of any forward sale agreement, such forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the reporting period) using the proceeds receivable upon physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, with respect to each forward sale agreement that we enter into, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price of such forward sale agreement.

Except under the circumstances described below, we have the right, in lieu of physical settlement of any forward sale agreement, to elect cash or net share settlement of such forward sale agreement. If we elect cash or net share settlement of any forward sale agreement, the forward purchaser or one of its affiliates will purchase shares of our common stock in secondary market transactions over a period of time for delivery to stock lenders in order to unwind the forward purchaser’s hedge. If the price of our common stock at which the forward purchaser or its affiliate unwinds the forward purchaser’s hedge is below the relevant forward sale price, the forward purchaser will pay us such difference in cash (if we cash settle) or deliver to us shares of our common stock having a market value equal to such difference (if we net share settle). If the price of our common stock at which the forward purchaser or its affiliate unwinds the forward purchaser’s hedge exceeds the applicable forward sale price, we will pay the forward purchaser an amount in cash equal to such difference (if we elect to cash settle) or we will deliver to the forward purchaser a number of shares of our common stock having a market value equal to such difference (if we elect to net share settle). Any such difference could be significant. In addition, the purchases of our common stock by the forward purchaser or one of its affiliates to unwind the forward purchaser’s hedge could cause the price of our common stock to increase over time, thereby increasing the number of shares or amount of cash we owe to the forward purchaser upon cash or net share settlement.

The forward purchaser will have the right to accelerate each forward sale agreement that we enter into and require us to physically settle on a date specified by the forward purchaser if (1) in the forward purchaser’s commercially reasonable judgment, it or its affiliate is unable to hedge (or maintain a hedge of) its exposure under such forward sale agreement because (x) insufficient shares of our common stock have been made available for borrowing by share lenders or (y) the forward purchaser or its affiliate would incur a stock loan cost in excess of a specified threshold, (2) we declare any dividend or distribution on shares of our common stock payable in (a) cash in excess of the specified amount, (b) securities of another company, or (c) any other type of securities (other than our common stock), rights, warrants or other assets, (3) an event is announced that if consummated would result in a specified extraordinary event (including certain mergers, as well as certain events involving our nationalization or delisting of our common stock) or (4) certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with such forward sale agreement, our bankruptcy or a change in law (each as more fully described in each forward sale agreement). The forward purchaser’s decision to exercise its right to require us to settle any forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver common stock under the terms of the physical settlement provisions of any forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity.

Restrictions on Sales of Similar Securities

We have agreed not to directly or indirectly sell, offer to sell, contract to sell, grant any option to sell or otherwise dispose of, shares of our common stock or securities convertible into or exchangeable for shares of our common stock, warrants or any rights to purchase or acquire our common stock for any period beginning on the first trading day immediately prior to the delivery of any transaction notice to BNYMCM and ending on the first trading day immediately following the last settlement date for our common stock sold pursuant to such transaction notice, without the prior written consent of BNYMCM. BNYMCM may give this consent at any time without public notice. The restriction described in this paragraph does not apply to sales of:

•

shares of our common stock we offer or sell pursuant to the sales agency financing agreement (including sales of borrowed shares of our common stock by BNYMCM, as agent for the forward purchaser, in connection with any forward sale agreement);

•	shares of our common stock we issue in connection with acquisitions;

•	shares of our common stock we issue upon physical settlement or net share settlement of any forward sale agreement;

•	shares of our common stock we issue upon conversion of convertible securities, or the exercise of warrants, options or other rights disclosed in our filings with the SEC; or

•

shares of our common stock and options to purchase shares we issue, in either case, pursuant to any employee or director stock option, restricted stock unit or benefit plan (including dividend reinvestment thereunder), any stock purchase or ownership plan or our dividend reinvestment and direct stock purchase plan (but not shares in excess of plan limits in effect on the date of the sales agency financing agreement).

No Public Offering Outside of the United States

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of our common stock, or the possession, circulation, or distribution of this prospectus supplement or the accompanying prospectus or any other material relating to us or the shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus and any other offering material or advertisements in connection with the shares of our common stock may not be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Other Relationships

BNYMCM and its affiliates have provided investment banking, commercial banking, corporate trust services and other services for us from time to time for which they have received customary fees and reimbursement of expenses and may in the future provide additional services for which they will be entitled to receive additional compensation.

CONFLICTS OF INTEREST

Certain affiliates of BNYMCM are lenders under our revolving credit facility and may receive part of the net proceeds to us from this offering in connection with any repayment of borrowings under that facility. The forward purchaser will receive the net proceeds of any sale of borrowed shares of our common stock pursuant to this prospectus supplement in connection with any forward sale agreement. Because an affiliate of BNYMCM is expected to receive part of the net proceeds from the sale of shares of our common stock pursuant to this prospectus supplement, this offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers (NASD). In accordance with NASD Rule 2720, BNYMCM is not permitted to sell shares in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

LEGAL MATTERS

Various legal matters related to the offering will be passed upon for us by Larry D. Irick, Esq., our General Counsel, and Davis Polk & Wardwell LLP, Menlo Park, California. Mr. Irick is a stockholder of ours and a holder of restricted share units. As of March 31, 2010, Mr. Irick owned 39,526 shares of our common stock and 54,600 of our restricted share units. Dewey & LeBoeuf LLP is counsel for BNYMCM in connection with this offering.

PROSPECTUS

The following are types of securities that may be offered and sold under this prospectus:

• Common stock	• Unsecured subordinated debt securities

• Preferred stock	• First mortgage bonds

• Preference stock	• Warrants

• Depositary shares	• Purchase contracts

• Unsecured senior debt securities	• Units

Our common stock is listed on the New York Stock Exchange under the ticker symbol “WR”. On April 1, 2010 the closing price on the New York Stock Exchange for our common stock was $22.59.

We will describe in the prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

• Maturity	• Dividends	• Conversion or exchange rights

• Interest rate	• Redemption terms	• Liquidation amount

• Sinking fund terms	• Listing on a securities exchange

• Currency of payments	• Amount payable at maturity

Investing in these securities involves certain risks. See “Item 1A—Risk Factors” beginning on page 23 of our annual report on Form 10-K for the year ended December 31, 2009 which is incorporated by reference herein.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The date of this prospectus is April 2, 2010

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

We refer to Westar Energy, Inc. in this prospectus as “Westar” or “we,” “us,” “our” or comparable terms and to Kansas Gas and Electric Company as “KGE.”

i

THE COMPANY

Westar Energy, Inc., a Kansas corporation incorporated in 1924, is the largest electric utility in Kansas. We provide electric generation, transmission and distribution services to approximately 685,000 customers in Kansas. Westar provides these services in central and northeastern Kansas, including the cities of Topeka, Lawrence, Manhattan, Salina and Hutchinson. Kansas Gas and Electric Company, or KGE, Westar’s wholly-owned subsidiary, provides these services in south-central and southeastern Kansas, including the city of Wichita. KGE owns a 47% interest in the Wolf Creek Generating Station, or Wolf Creek, a nuclear power plant located near Burlington, Kansas. Both Westar and KGE conduct business using the name Westar Energy.

Our principal executive offices are located at 818 South Kansas Avenue, Topeka, Kansas 66612. Our telephone number is (785) 575-6300. We maintain a website at http://www.WestarEnergy.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the Securities and Exchange Commission, or SEC, incorporated by reference in this prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus, see the section of this prospectus captioned “Available Information”.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus or incorporated by reference into this prospectus are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend” and words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning matters such as, but not limited to:

•	amount, type and timing of capital expenditures,

•	earnings,

•	cash flow,

•	liquidity and capital resources,

•	litigation,

•	accounting matters,

•	possible corporate restructurings, acquisitions and dispositions,

•	compliance with debt and other restrictive covenants,

•	interest rates and dividends,

•	environmental matters,

•	regulatory matters,

•	nuclear operations, and

•	the overall economy of our service area and its impact on our customers’ demand for electricity and their ability to pay for service.

What happens in each case could vary materially from what we expect because of such things as:

•	regulated and competitive markets,

•	economic and capital market conditions, including the impact of changes in interest rates and the cost and availability of capital,

•	inflation,

•	execution of our planned capital expenditure program,

•	performance of our generating plants,

•	changes in accounting requirements and other accounting matters,

•	changing weather,

•

the impact of the formation of regional transmission organizations and independent system operators such as the Southwest Power Pool, including changes in the energy markets in which we participate resulting from the development and implementation of real time and next day trading markets, and the effect of the retroactive repricing of transactions in such markets following execution because of changes or adjustments in market pricing mechanisms by regional transmission organizations and independent system operators,

•	the impact of economic changes and downturns in the energy industry and the market for trading wholesale energy, including counter-party performance,

•

developments related to environmental matters including possible future legislative or regulatory mandates related to emissions of presently unregulated gases or substances, including what are now referred to as greenhouse gases,

•	political, legislative, judicial and regulatory developments at the municipal, state and federal level that can affect us or our industry, including in particular those relating to environmental laws,

•	the impact of our potential liability to former executive officers for unpaid compensation and the impact of claims they have made against us related to the termination of their employment,

•	the outcome of the Federal Energy Regulatory Commission non-public investigation of our use of transmission service within the Southwest Power Pool,

•

the impact of changes in interest rates on pension and other post-retirement and post-employment benefit liability calculations, as well as actual and assumed investment returns on invested plan assets,

•	the impact of changes in estimates regarding our Wolf Creek Generating Station decommissioning obligation,

•	the impact of adverse changes in market conditions potentially resulting in the need for additional funding for the nuclear decommissioning and pension trusts,

•	changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown or required modification of nuclear generating facilities,

•	uncertainty regarding the establishment of interim or permanent sites for spent nuclear fuel storage and disposal,

•	homeland and information security considerations,

•	coal, natural gas, uranium, diesel, oil and wholesale electricity prices,

•	cost, availability and timely provision of equipment, supplies, labor and fuel we need to operate our business, and

•	other circumstances affecting anticipated operations, sales and costs.

These lists are not all-inclusive because it is not possible to predict all factors. All forward-looking statements are qualified by the risks described in the documents incorporated by reference into this prospectus and any supplement to this prospectus. In addition, investors should consider the other information contained in or incorporated by reference into this prospectus and any prospectus supplement. See “Available Information” and “Incorporation of Certain Documents by Reference.” Any forward-looking statement speaks only as of the date such statement was made, and we are not obligated to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for working capital and general corporate purposes including, but not limited to, funding our operations, acquiring capital equipment and repaying debt. We may also invest the proceeds in certificates of deposit, United States government securities or certain other interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratios of earnings to fixed charges for the periods indicated.

For the Fiscal Years Ended December 31,
2009	2008	2007	2006	2005
1.79x	1.87x	2.19x	2.25x	2.05x

Earnings consist of earnings from continuing operations, fixed charges and distributed income of equity investees. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense and the portion of rental expense that represents an interest factor. Earnings from continuing operations consists of income from continuing operations before income taxes, cumulative effects of accounting changes and preferred dividends adjusted for undistributed earnings from equity investees.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

For the Fiscal Years Ended December 31,
2009	2008	2007	2006	2005
1.78x	1.87x	2.18x	2.24x	2.03x

For purposes of calculating the ratio of earnings to combined fixed charges and preferred dividends, earnings consist of earnings from continuing operations, fixed charges and distributed income of equity investees. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense and the portion of rental expense that represents an interest factor. Earnings from continuing operations consists of income from continuing operations before income taxes, cumulative effects of accounting changes and preferred dividends adjusted for undistributed earnings from equity investees. Preferred security dividend is the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities.

DIVIDEND POLICY

Holders of our common stock are entitled to dividends when and as declared by our board of directors. However, prior to the payment of common dividends, dividends must first be paid to the holders of preferred stock based on the fixed dividend rate for each series.

Quarterly dividends on common stock and preferred stock normally are paid on or about the first business day of January, April, July and October to shareholders of record as of or about the ninth day of the preceding month. Our board of directors reviews our common stock dividend policy from time to time. Among the factors the board of directors considers in determining our dividend policy are earnings, cash flows, capitalization ratios, regulation, competition and financial loan covenants. On February 24, 2010 we declared a first-quarter 2010 dividend of $0.31 per share on our common stock, which we paid on April 1, 2010.

Our articles of incorporation restrict the payment of dividends or the making of other distributions on our common stock while any shares of our preferred stock remain outstanding unless certain capitalization ratios and other conditions are met. See “Description of Capital Stock”.

DESCRIPTION OF CAPITAL STOCK

The statements made under this caption include summaries of certain provisions contained in our articles of incorporation and by-laws. These statements do not purport to be complete and are qualified in their entirety by reference to such articles of incorporation and by-laws.

As used in this section of this prospectus and under the caption “Description of Capital Stock,” the terms “we,” “us” and “our” refer solely to Westar Energy, Inc. and such references do not include any subsidiaries of Westar Energy, Inc.

Our authorized capital stock under the articles of incorporation consists of 150,000,000 shares of common stock, $5.00 par value, 6,000,000 shares of preferred stock, no par value, 600,000 shares of preferred stock, $100.00 par value, and 4,000,000 shares of preference stock, no par value.

Common Stock

Our authorized common stock consists of 150,000,000 shares, $5.00 par value, of which 109,072,000 shares were issued and outstanding as of December 31, 2009. The issued and outstanding shares of common stock are, and any shares of common stock issued will be, fully paid and non-assessable. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. As of December 31, 2009, there were 23,175 holders of record of our common stock. The articles of incorporation do not provide for preemptive or other subscription rights of the holders of common stock. We are the transfer agent and registrar for our common stock.

Our articles of incorporation limit the payment of dividends or other distributions on the common stock under certain conditions. As long as there is any preferred stock outstanding, we cannot pay dividends or other distributions on common stock unless all past preferred stock dividends have been paid and all preferred stock dividends payable in the current quarter have been paid or declared and a sum sufficient for their payment set aside.

In addition, dividends or distributions on our common stock may be limited depending on our capitalization ratio (“Capitalization Ratio”) which is defined in our articles of incorporation as a fraction, the numerator of which is the total of common stock, preference stock (together, “Subordinated Stock”), premium on Subordinated Stock and surplus accounts subject to certain adjustments, and the denominator of which is long term debt and the total stated capital or par value of all issued and outstanding capital stock of all classes, including premium thereon and surplus accounts subject to certain adjustments. The Capitalization Ratio is measured at the end of the second calendar month immediately preceding the date of the proposed dividend or distribution and after giving effect to such proposed dividend or distribution and is calculated on an unconsolidated basis.

If the Capitalization Ratio is less than 20%, then total dividends and distributions on all Subordinated Stock for the 12 months ending with and including the date of the proposed payment may not exceed 50% of Available Net Income, which is defined as total net income available for dividends on Subordinated Stock for the 12 calendar months ending with and including the second calendar month immediately preceding the date of the proposed payment, subject to certain adjustments. If the Capitalization Ratio is at least 20% but less than 25%, then total dividends and distributions on all Subordinated Stock may not exceed 75% of Available Net Income. Except to the extent permitted by the foregoing, we may not pay any dividends or make distributions on Subordinated Stock that would reduce the Capitalization Ratio to less than 25%, and dividends and distributions on common stock may only be paid out of surplus or net profits legally available for the payment of dividends.

As of December 31, 2009, our Capitalization Ratio exceeded 25%.

Preferred Stock

We are authorized to issue 6,600,000 shares of preferred stock, which may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by our board of directors prior to the issuance of any shares thereof. Each series may differ from each other series already outstanding as may be declared from time to time by our board of directors in the following respects: (1) the rate of dividend; (2) the amount per share, if any, which the preferred stock shall be entitled to receive upon the redemption of such shares, our liquidation, the distribution or sale of assets or our dissolution or winding up; (3) terms and conditions of conversion, if any; and (4) terms of sinking fund, redemption or purchase account, if any.

As of December 31, 2009, we had three series of $100.00 par value preferred stock outstanding, the 4 1/2% Series (121,613 shares outstanding), the 4 1/4% Series (54,970 shares outstanding) and the 5% Series (37,780 shares outstanding), and no shares of no par value preferred stock were outstanding. Dividends on the outstanding series of preferred stock are cumulative and payable quarterly. Each series of preferred stock is redeemable at any time, in whole or in part, at the redemption price for such series, plus accrued and unpaid dividends.

The preferred stock has special voting rights which are triggered when dividends on the stock are in default in an amount equal to four or more quarterly dividends, whether or not consecutive. If dividends are not paid for four or more dividend periods on all series of preferred stock then outstanding, the holders of the preferred stock are entitled to elect the smallest number of directors necessary to constitute a majority of the full board of directors until such unpaid dividends shall be paid.

We may not, without the consent of the holders of at least two-thirds of the preferred stock then outstanding, voting as a class:

(1) define or specify preferences, qualifications, limitations or other rights for authorized but unissued shares of preferred stock superior to those of outstanding shares of such stock (except for differences described in items (2) through (4) in the first paragraph under the caption “—Preferred Stock”) or amend, alter, change or repeal any of the express terms or provisions of the then outstanding preferred stock in a manner substantially prejudicial to the holders thereof; or

(2) issue or sell any preferred stock or any class of stock ranking prior to or on a parity with the preferred stock other than in exchange for or for the purpose of effecting the retirement of not less than a like number of shares of preferred stock or shares of stock ranking prior to or on a parity therewith or securities convertible into not less than a like number of such shares unless

•

aggregate capital applicable to common stock and preference stock plus surplus equals the involuntary liquidation preference of all preferred stock and any such other stock ranking prior thereto or on a parity therewith and

•

our net earnings (as defined in our articles of incorporation) for a period of 12 consecutive calendar months within the 15 calendar months preceding the date of issuance, available for the payment of dividends, shall be at least two times the annual dividend requirements on the preferred stock and on any such other stock ranking prior thereto or on a parity therewith after giving effect to the proposed issuance, and the net earnings (as defined in our articles of incorporation), for the same period, available for payment of interest shall be at least one and one-half times the sum of annual interest requirements and dividend requirements on preferred stock and such other stock ranking prior thereto or on a parity therewith after giving effect to the proposed issuance.

The articles of incorporation also provide that without the consent of the holders of at least a majority of the preferred stock then outstanding, voting as a class, or if more than one-third shall vote negatively, we shall not:

(1) merge or consolidate with or into any other corporation;

(2) sell, lease or exchange all or substantially all of our property or assets unless the fair value of our net assets after completion of such transaction shall at least equal the liquidation value of all outstanding shares of preferred stock; or

(3) reacquire or pay any dividends or make any other distribution upon shares of the preference stock or the common stock or any other class of our stock over which the preferred stock has preference with respect to the payment of dividends or the distribution of assets, unless after any such action the sum of

•	the capital represented by our outstanding preference stock, common stock or other stock over which the preferred stock has preference,

•	our earned surplus, and

•	our capital surplus

in each case on an unconsolidated basis, shall not be less than the sum of $10,500,000 plus an amount equal to twice the annual dividend requirement on all outstanding shares of preferred stock and on any such other stock ranking prior thereto or on a parity therewith.

Preference Stock

We are authorized to issue 4,000,000 shares of preference stock, which may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the board of directors prior to the issuance of any shares thereof.

Each series may differ from each other series already outstanding, as may be declared from time to time by the board of directors, in the following respects:

•	the rate of dividend;

•	whether shares of preference stock are subject to redemption, and if so, the amount or amounts per share which the shares of such series would be entitled to receive in case of redemption;

•	the amounts payable in the case of our liquidation, the distribution or sale of our assets or our dissolution or winding up;

•	terms and conditions of conversion, if any;

•	terms of sinking fund, redemption or purchase account, if any; and

•	any designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof.

There are currently no shares of our preference stock outstanding.

Certain Provisions of Westar Energy’s Articles and By-laws

Article XVII of the articles of incorporation requires the affirmative vote of the holders of not less than 80% of the outstanding shares of common and preferred stock entitled to vote and the affirmative vote of the holders of not less than a majority of the outstanding shares of stock entitled to vote held by any shareholders other than any shareholder, together with its affiliates and associates, which becomes the beneficial owner of 10% or more of the outstanding shares entitled to vote (an Interested Stockholder), to approve or authorize certain “business combinations” (including any merger, consolidation, self-dealing transaction, recapitalization or reclassification or issuance of stock) with an Interested Stockholder.

Article XVII does not apply to any business combination with an Interested Stockholder

(1) that has been approved by a majority of the directors of the company who were members of our board of directors immediately prior to the time an Interested Stockholder involved in a business combination became an Interested Stockholder, or

(2) in which the cash or fair market value of the consideration offered in such business combination is not less than the highest price per share paid by the Interested Stockholder in acquiring any of its holdings of each class of our capital stock.

Our articles of incorporation and by-laws provide for a classified board of directors consisting of not less than seven nor more than fifteen directors. The directors are divided into three classes as nearly equal in number as may be, and directors are elected to serve a term of three years. Under the by-laws, directors may be removed only for cause as set forth therein. Provisions in our by-laws relating to the classified board of directors and removal of directors may only be amended, altered or repealed by the affirmative vote of at least 80% of the outstanding shares entitled to vote in any election.

DESCRIPTION OF DEPOSITARY SHARES

The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement and of the depositary shares and depositary receipts does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock or preference stock.

General

We may, at our option, elect to have shares of preferred stock or preference stock be represented by depositary shares. The shares of any series of the preferred stock or preference stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company selected by us as the depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of preferred stock or preference stock underlying such depositary share, to all the rights and preferences of the preferred stock or preference stock underlying such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock or preference stock described in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, a holder of depositary shares is not entitled to receive the shares of preferred stock or preference stock underlying the depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock or preference stock to the record holders of depositary shares representing such preferred stock or preference stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto or the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders. The deposit agreement also contains provisions relating to the manner in which any subscription or similar rights offered by us to holders of preferred stock or preference stock shall be made available to holders of depositary shares.

Conversion and Exchange

If any preferred stock or preference stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in the prospectus supplement relating thereto, each record holder of depositary shares will have the right or obligation to convert or exchange such depositary shares pursuant to the terms thereof.

Redemption of Depositary Shares

If preferred stock or preference stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock or preference stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock or preference stock underlying the depositary shares. Whenever we redeem preferred stock or preference stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock or preference stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by us.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds deposited by us with the depositary for any depositary shares which the holders thereof fail to redeem shall be returned to us after a period of two years from the date such funds are so deposited.

Voting

Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock or preference stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such preferred stock or preference stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred stock or preference stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock or preference stock underlying such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock or preference stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

Amendment of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary; provided, however, that any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock or preference stock and any exchange or redemption of the preferred stock or preference stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

We, or at our option, the depositary, will forward to the holders of depositary shares all reports and communications from us which we are required to furnish to the holders of preferred stock or preference stock.

Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstances beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our duties thereunder and we and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary share or preferred stock unless satisfactory indemnity has been furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by us within 60 days after delivery of the notice of resignation or removal. The deposit agreement may be terminated at our direction or by the depositary if a period of 90 days shall have expired after the depositary has delivered to us written notice of its election to resign and a successor depositary shall not have been appointed. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver preferred or preference stock certificates, together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary shall deliver all books, records, certificates evidencing preferred stock, preference stock, depositary receipts and other documents relating to the subject matter of the depositary agreement to us.

DESCRIPTION OF DEBT SECURITIES

Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series:

•

in the case of senior debt securities, under a senior indenture dated August 1, 1998, which we refer to as the senior indenture, between us and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as trustee (the trustee); and

•

in the case of subordinated debt securities, under a subordinated indenture, which we refer to as the subordinated indenture, to be entered into among us, and The Bank of New York Mellon Trust Company, N.A., as trustee.

The senior indenture is included, and the subordinated indenture will be substantially in the form included, as exhibits to the registration statement of which this prospectus is a part.

Because the following is only a summary of the indentures and the debt securities, it does not contain all information that you may find useful. For further information about the indentures and the debt securities, you should read the indentures. As used in this section of this prospectus, the terms “we,” “us” and “our” refer solely to Westar Energy, Inc. and such references do not include any subsidiaries of Westar Energy, Inc.

General

The senior debt securities will constitute our unsecured and unsubordinated obligations and the subordinated debt securities will constitute our unsecured and subordinated obligations. A detailed description of the subordination provisions is provided below under the caption “—Certain Terms of the Subordinated Debt

Securities—Subordination.” In general, however, if we declare bankruptcy, holders of the senior debt securities will be paid in full before the holders of subordinated debt securities will receive anything.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a prospectus supplement. The prospectus supplement will set forth the following terms, as applicable, of the debt securities offered thereby:

(1) the designation, aggregate principal amount, currency or composite currency and denominations;

(2) the price at which such debt securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest;

(3) the maturity date and other dates, if any, on which principal will be payable;

(4) the interest rate (which may be fixed or variable), if any;

(5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

(6) the manner of paying principal and interest;

(7) the place or places where principal and interest will be payable;

(8) the terms of any mandatory or optional redemption by the company or any third party including any sinking fund;

(9) the terms of any conversion or exchange;

(10) the terms of any redemption at the option of holders or put by the holders;

(11) any tax indemnity provisions;

(12) if the debt securities provide that payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments;

(13) the portion of principal payable upon acceleration of a Discounted Debt Security (as defined below);

(14) whether and upon what terms debt securities may be defeased;

(15) any events of default or covenants in addition to or in lieu of those set forth in the indentures;

(16) provisions for electronic issuance of debt securities or for debt securities in uncertificated form;

(17) the right, if any, to “reopen” a series of debt securities and issue additional debt securities of such series; and

(18) any additional provisions or other special terms not inconsistent with the provisions of the indentures, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the debt securities.

Debt securities of any series may be issued as registered debt securities, bearer debt securities or uncertificated debt securities, and in such denominations as specified in the terms of the series. In connection with its original issuance, no bearer security will be offered, sold or delivered to any location in the United States, and a bearer security in definitive form may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by the company to comply with United States laws and regulations. You may present debt securities for exchange and for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indentures.

Debt securities will bear interest at a fixed rate or a floating rate. Securities may be issued under the senior or subordinated indentures as Discounted Debt Securities to be offered and sold at a substantial discount from the principal amount thereof. “Discounted Debt Security” means a security where the amount of principal due upon acceleration is less than the stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

We only have a shareholder’s claim on the assets of our subsidiaries. This shareholder’s claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries (other than subsidiary guarantors). Holders of our debt securities are our creditors and not creditors of any of our subsidiaries (other than subsidiary guarantors). As a result, all the existing and future liabilities of our subsidiaries (other than any subsidiary guarantors with respect to any series of debt securities that may be guaranteed), including any claims of their creditors, are effectively senior to the debt securities with respect to the assets of our subsidiaries.

Our ability to pay our obligations, including our obligation to pay interest on the debt securities, to repay the principal amount of the debt securities at maturity or upon redemption or to buy back the debt securities will depend in part upon our subsidiaries’ earnings and their distribution of those earnings to us and upon our subsidiaries repaying investments and advances we have made to them. Our subsidiaries are separate and distinct legal entities and, except for any subsidiary guarantors with respect to any guarantees, have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make funds available to us to do so. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. Our indentures will not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us. Our Third Amended and Restated Credit Agreement, dated February 22, 2008, limits our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

The debt securities are unsecured obligations. Our secured debt is effectively senior to the debt securities to the extent of the value of the assets securing such secured debt. Substantially all of our utility assets are subject to liens under the mortgage pursuant to which we have issued our first mortgage bonds.

Certain Terms of the Senior Debt Securities

Our obligations under the senior debt securities, including the payment of principal, premium, if any, any interest, may be fully and unconditionally guaranteed by one or more of our wholly-owned subsidiaries named in a prospectus supplement. Such guarantees will rank equally with all other general unsecured and unsubordinated obligations of such subsidiary guarantors.

Certain Covenants

Any covenants which may apply to a particular series of senior debt securities will be described in the prospectus supplement relating thereto.

Successor Obligor

The senior indenture provides that, unless otherwise specified in the securities resolution or supplemental indenture establishing a series of senior debt securities, the company shall not consolidate with or merge into, or transfer all or substantially all of its assets to, any person in any transaction in which the company is not the survivor, unless:

(1) the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof;

(2) the person assumes by supplemental indenture all the obligations of the company under the senior indenture, the senior debt securities and any coupons;

(3) all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and

(4) immediately after the transaction no Default (as defined in “—Default and Remedies”) exists.

The successor shall be substituted for us, and thereafter all our obligations under the senior indenture, the senior debt securities and any coupons shall terminate.

Exchange of Debt Securities

Registered senior debt securities may be exchanged for an equal aggregate principal amount of registered senior debt securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered senior debt securities at an agency maintained by us for such purpose and upon fulfillment of all other requirements of such agent.

Default and Remedies

Unless the securities resolution or supplemental indenture establishing the series otherwise provides (in which event the prospectus supplement will so state), an “Event of Default” with respect to a series of senior debt securities will occur if:

(1) an Obligor defaults in any payment of interest on any senior debt securities of such series when the same becomes due and payable and the default continues for a period of 60 days;

(2) an Obligor defaults in the payment of the principal and premium, if any, of any senior debt securities of such series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise and such default shall continue for five or more days;

(3) an Obligor defaults in the payment or satisfaction of any sinking fund obligation with respect to any senior debt securities of such series as required by the securities resolution or supplemental indenture establishing such series and the default continues for a period of 60 days;

(4) an Obligor defaults in the performance of any of its other agreements applicable to the series and the default continues for 90 days after the notice specified below;

(5) an Obligor pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian for it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against an Obligor in an involuntary case,

(B) appoints a Custodian for an Obligor or for all or substantially all of its property, or

(C) orders the liquidation of an Obligor, and the order or decree remains unstayed and in effect for 60 days; or

(7) there occurs any other Event of Default provided for in such series.

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the trustee or the holders of at least 33 1/3% in principal amount of the series notify us of the Default and we do not cure the Default within the time specified after receipt of the notice.

For purposes of this section, the term “Obligor” shall mean each of us and any subsidiary guarantor identified in a securities resolution or supplemental indenture, in each case excluding such entity’s subsidiaries.

If an Event of Default occurs and is continuing on a series, the trustee by notice to the Company, or the holders of at least 33-1/3% in principal amount of the series by notice to the Company and the trustee, may declare the principal of and accrued interest on all the securities of the series to be due and payable immediately. Discounted debt securities may provide that the amount of principal due upon acceleration is less than the stated principal amount.

The holders of a majority in principal amount of the series by notice to the trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

The trustee may require indemnity satisfactory to it before it enforces the senior indenture or the senior debt securities of the series. Subject to certain limitations, holders of a majority in principal amount of the senior debt securities of the series may direct the trustee in its exercise of any trust or power with respect to such series. The trustee is required, within 90 days after the occurrence thereof, to give to the holders of the senior debt securities notice of all Defaults known to the trustee to have occurred and be continuing. Except in the case of Default in payment on a series, the trustee may withhold from holders of such series notice of any continuing Default if the trustee determines that withholding notice is in the interest of such holders. We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the senior indenture.

The failure to redeem any senior debt securities when such redemption is subject to the occurrence of a condition prior to redemption, is not an Event of Default if any event on which such redemption is so conditioned does not occur and is not waived before the scheduled redemption date.

The senior indenture does not have a cross-default provision. Thus, a default by any Obligor on any other debt, including any other series of senior debt securities, would not constitute an Event of Default.

Amendments and Waivers

The senior indenture and the senior debt securities or any coupons of the series may be amended, and any default may be waived as follows:

Unless the securities resolution or supplemental indenture otherwise provides (in which event the applicable prospectus supplement will so state), the senior debt securities and the senior indenture may be amended with the consent of the holders of a majority in principal amount of the senior debt securities of all series affected voting as one class. Unless the securities resolution or supplemental indenture otherwise provides (in which event the applicable prospectus supplement will so state), a Default on a particular series may be waived with the consent of the holders of a majority in principal amount of the senior debt securities of the series, except for a Default in payment of interest or principal or a Default in respect of a provision of the senior indenture that cannot be amended without the consent of each holder affected. However, without the consent of each holder affected, no amendment or waiver may:

(1) reduce the amount of senior debt securities whose holders must consent to an amendment or waiver;

(2) reduce the interest on or change the time for payment of interest on any senior debt security;

(3) change the fixed maturity of any senior debt security;

(4) reduce the principal of any non-Discounted Debt Security or reduce the amount of the principal of any Discounted Debt Security that would be due on acceleration thereof;

(5) change the currency in which the principal or interest on a senior debt security is payable;

(6) make any change that materially adversely affects the right to convert any senior debt security; or

(7) change the provisions of the senior indenture regarding waiver of Defaults and amendments, except to increase the amount of senior debt securities whose holders must consent to an amendment or waiver, or to provide that other provisions of the senior indenture cannot be amended or waived without the consent of each holder affected thereby.

Without the consent of any holder, the senior indenture or the senior debt securities may be amended:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for assumption of company obligations to securityholders in the event of a merger or consolidation requiring such assumption;

(3) to provide that specific provisions of the indenture shall not apply to a series of senior debt securities not previously issued;

(4) to create a series and establish its terms;

(5) to provide for a separate trustee for one or more series; or

(6) to make any change that does not materially adversely affect the rights of any holder.

Legal Defeasance and Covenant Defeasance

Senior debt securities of a series may be defeased in accordance with their terms and, unless the securities resolution or supplemental indenture establishing the terms of the series otherwise provides, as set forth below. We at any time may terminate as to a series all of our obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a debt security, to replace destroyed, lost or stolen senior debt securities and coupons and to maintain paying agencies in respect of the debt securities) with respect to the senior debt securities of the series and any related coupons and the senior indenture (legal defeasance). We at any time may terminate as to a series our obligations with respect to any restrictive covenants which may be applicable to a particular series (covenant defeasance).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, a series may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option, a series may not be accelerated by reference to any covenant which may be applicable to a series.

To exercise either defeasance option as to a series, we must (1) irrevocably deposit in trust (the defeasance trust) with the trustee or another trustee, money or U.S. Government Obligations, (2) deliver a certificate from a public accounting firm registered with the Public Company Accounting Oversight Board, expressing such firm’s opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations, without reinvestment, plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal and interest when due on all senior debt securities of such series to maturity or redemption, as the case may be, and (3) comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for Federal income tax purposes.

“U.S. Government Obligations” means direct obligations of the United States or any agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States pledged for payment and which are not callable at the issuer’s option, or certificates representing an ownership interest in such obligations.

Regarding the Trustee

Unless otherwise indicated in a prospectus supplement, the trustee will also act as transfer agent and paying agent with respect to the senior debt securities. We may remove the trustee with or without cause if we so notify the trustee three months in advance and if no Default occurs during the three-month period. The trustee provides services to us as a depository of funds, registrar, trustee and similar services.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination, or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

Subordination

The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all our Senior Indebtedness (defined below). During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•

all of the indebtedness of that person for money borrowed, including any indebtedness secured by a mortgage, conditional sales contract or other lien which is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of that property or to another lender, or (2) existing on property at the time that person acquires it;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•

all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•

all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities, and any unsubordinated guarantee obligations of ours or any subsidiary guarantor to which we and such guarantor are a party, including our, and the subsidiary guarantors’, guarantees of each others’ debt securities and other indebtedness for borrowed money, constitute Senior Indebtedness for purposes of the subordinated debt indenture.

Convertible Debt Securities

The terms, if any, on which debt securities being offered may be exchanged for or converted into other debt securities or shares of preferred stock, preference stock, common stock or other securities or rights of ours (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing will be set forth in the prospectus supplement for such debt securities being offered.

Unless otherwise indicated in the prospectus supplement, the following provisions will apply to debt securities being offered that may be exchanged for or converted into capital stock:

The holder of any debt securities convertible into capital stock will have the right exercisable at any time during the time period specified in the prospectus supplement, unless previously redeemed by us, to convert such debt securities into shares of capital stock, which may include preferred stock, preference stock or common stock, as specified in the prospectus supplement, at the conversion rate for each $1,000 principal amount of debt securities set forth in the prospectus supplement, subject to adjustment.

The holder of a convertible debt security may convert a portion thereof which is $1,000 or any multiple of $1,000. In the case of debt securities called for redemption, conversion rights will expire at the close of business on the business day prior to the date fixed for the redemption as may be specified in the prospectus supplement, except that in the case of redemption at the option of the debt security holder, if applicable, such right will terminate upon receipt of written notice of the exercise of such option.

Unless the terms of the specific debt securities being offered provide otherwise, in certain events, the conversion rate for debt securities convertible into common stock will be subject to adjustment as set forth in the indentures if we:

•	pay a dividend or make a distribution on our common stock in shares of our common stock;

•	subdivide our outstanding shares of common stock into a greater number of shares;

•	combine our outstanding shares of common stock into a smaller number of shares;

•	pay a dividend or make a distribution on our common stock in shares of our capital stock other than common stock;

•	issue by reclassification of our common stock in shares of our capital stock;

•

issue to all holders of our common stock rights, options or warrants to subscribe for or purchase shares of our common stock, or any securities convertible into or exchangeable for shares of our common stock, or rights, options, or warrants to subscribe for or purchase such convertible or exchangeable securities at a price per share lower than the current market price on the date of such issuance; or

•	distribute to all holders of our common stock any of our assets or debt securities or any rights or warrants to purchase our assets or debt securities.

No adjustment of the conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such rate. The conversion rate for debt securities convertible into securities other than our common stock may be subject to adjustment pursuant to the applicable securities resolution.

Convertible debt securities surrendered for conversion between the record date for an interest payment, if any, and the interest payment date, except convertible debt securities called for redemption on a redemption date during such period, must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive.

DESCRIPTION OF FIRST MORTGAGE BONDS

The first mortgage bonds will be issued under and secured by the Mortgage and Deed of Trust, dated July 1, 1939, between us and The Bank of New York Mellon Trust Company, N.A., as successor to the BNY Midwest Trust Company, as successor to Harris Trust and Savings Bank, as trustee, as supplemented and amended by supplemental indentures. We refer to the original mortgage, as so supplemented and amended, as the mortgage. All the first mortgage bonds issued or issuable under the mortgage are referred to as the “bonds.” We have summarized below the material provisions of the mortgage and the bonds or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and you should refer to the mortgage itself which describes completely the terms and definitions summarized below and contains additional information about the bonds.

Issuance of Additional Bonds

The bonds, when issued, may rank equally with the bonds of other series then outstanding, and may be issued having dates, maturities, interest rates, redemption prices and other terms as may be determined by our board of directors. Additional bonds may be issued under the mortgage in principal amounts not exceeding the sum of:

(1) 60% (so long as any bonds issued prior to January 1, 1997 remain outstanding, and thereafter 70%) of the net bondable value of property additions not subject to an unfunded prior lien;

(2) the principal amount of bonds retired or to be retired (except out of trust monies); and

(3) the amount of cash deposited with the trustee for such purpose, which may thereafter be withdrawn upon the same basis that additional bonds are issuable under (1) or (2) above.

Additional bonds may not be issued on the basis of property additions subject to an unfunded prior lien.

In addition to the restrictions discussed above, so long as any bonds issued prior to January 1, 1997 remain outstanding, additional bonds may not be issued unless our unconsolidated net earnings available for interest, depreciation and property retirements for a period of any 12 consecutive months during the period of 15 calendar months immediately preceding the first day of the month in which the application for authentication and delivery of additional bonds is made shall have been not less than the greater of two times (two and one-half times after all bonds issued prior to January 1, 1997 are no longer outstanding) the annual interest charges on, and 10% of the principal amount of, all bonds then outstanding, all additional bonds then applied for, all outstanding prior lien bonds and all prior lien bonds, if any, then being applied for.

The net earnings test referred to in the previous paragraph need not be satisfied to issue additional bonds:

•

on the basis of property additions subject to an unfunded prior lien which simultaneously will become a funded prior lien, if application for the issuance of the additional bonds is made at any time after a date two years prior to the date of the maturity of the bonds secured by the prior lien; and

•	on the basis of the payment at maturity of bonds heretofore issued by us, or the redemption, conversion or purchase of bonds, after a date two years prior to the date on which those bonds mature.

We have reserved the right to amend the mortgage to eliminate the foregoing requirement. See “—Modification of the Mortgage.”

Release and Substitution of Property

The mortgage provides that, subject to various limitations, property may be released from the lien thereof on the basis of cash deposited with the trustee, bonds or purchase money obligations delivered to the trustee, prior lien bonds delivered to the trustee, or unfunded net property additions certified to the trustee. The mortgage also permits the withdrawal of cash against the certification to the trustee of gross property additions at 100%, or the net bondable value of property additions at 60% (so long as any bonds issued prior to January 1, 1997 remain outstanding, and thereafter 70%), or the deposit with the trustee of bonds we have acquired. The mortgage contains special provisions with respect to the release of all or substantially all of our gas and electric properties. We have reserved the right to amend the mortgage to change the release and substitution provisions. See “—Modification of the Mortgage.”

Priority and Security

The bonds when issued will be secured, equally and ratably with all of the bonds now outstanding or hereafter issued under the mortgage, by the lien on substantially all of our fixed property and franchises purported to be conveyed by the mortgage including after-acquired property of the character intended to be mortgaged property, subject to the exceptions referred to below, to certain minor leases and easements, permitted liens, exceptions and reservations in the instruments by which we acquired title to our property and the prior lien of the trustee for compensation, expenses and liability.

Excepted from the lien of the mortgage are:

•	cash and accounts receivable;

•	contracts or operating agreements;

•	securities not pledged under the mortgage;

•	electric energy, gas, water, materials and supplies held for consumption in operation or held in advance of use for fixed capital purposes; and

•	merchandise, appliances and supplies held for resale or lease to customers.

There is further expressly excepted any property of any other corporation, all the securities of which may be owned or later acquired by us. The lien of the mortgage does not apply to property of KGE so long as KGE remains our wholly-owned subsidiary, to the stock of KGE owned by us or to the stock of any of our other subsidiaries. The mortgage permits our consolidation or merger with, or the conveyance of all or substantially all of our property to, any other corporation; provided, among other things, that the successor corporation assumes the due and punctual payment of the principal and interest on the bonds of all series then outstanding under the mortgage and assumes the due and punctual performance of all the covenants and conditions of the mortgage.

Ranking

We only have a shareholder’s claim on the assets of our subsidiaries. This shareholder’s claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries. Holders of our bonds are our creditors and not creditors of any of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of their creditors, are effectively senior to the bonds with respect to the assets of our subsidiaries.

The bonds are our obligations exclusively. To the extent that our ability to service our debt, including the bonds, may be dependent upon the earnings of our subsidiaries, our ability to do so will be dependent on the ability of our subsidiaries to distribute those earnings to us as dividends, loans or other payments. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the bonds or to make funds available to us to do so. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The mortgages will not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us. Our Third Amended and Restated Credit Agreement, dated February 22, 2008, limits our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

Modification of the Mortgage

The mortgage may be modified or altered, subject to our rights and obligations and the rights of holders of bonds, by the written consent of the holders of at least 60% in principal amount of all of the bonds outstanding thereunder, and, if the rights of one or more, but less than all, series of bonds then outstanding are to be affected by action taken pursuant to such consent, then also by consent of the holders of at least 60% in principal amount of each series of bonds so affected. No modification or alteration may be made which will permit the extension of the time or times of payment of the principal of, and premium, if any, or interest (including additional interest) on any bond or a reduction in the rate of interest thereon, or otherwise affect the terms of payment of the principal of, and premium, if any, or interest (including additional interest) on any bond or reduce the percentages required for the taking of any action thereunder. Bonds owned by us or any affiliated corporation are excluded for the purpose of any vote, determination of a quorum or consent.

The mortgage also provides that without the consent of any holder of any bond issued thereunder, the right of such holder to receive payment of the principal of, and premium, if any, or interest (including additional interest) on, on or after the respective due dates expressed in such bond, or to institute suit for the enforcement of any payment on or after such respective due dates shall not be impaired or affected.

We have reserved the right, subject to appropriate corporate action, but without the consent or other action of holders of bonds of any series created after January 1, 1997, to make amendments to the mortgage to permit, unless an event of default shall have happened and be continuing, or shall happen as a result of making or granting an application:

(1) the release from the lien of the mortgage of any mortgaged property if the fair value of all of the property constituting the trust estate (excluding the mortgaged property to be released but including any mortgaged property to be acquired by us with the proceeds of, or otherwise in connection with, such release) equals or exceeds an amount equal to 10/7ths of the aggregate principal amount of outstanding bonds and any prior lien bonds outstanding at the time of such release;

(2) in the event we are unable to obtain a release of property as described in clause (1), the release from the lien of the mortgage of any property constituting part of the trust estate if the fair value thereof is less than 1/2 of 1% of the aggregate principal amount of bonds and prior lien bonds outstanding at the time of such release; provided, that the aggregate fair value of the property released pursuant to this clause (2) in any period of 12 consecutive calendar months shall not exceed 1% of such bonds and prior lien bonds;

(3) the deletion of the net earnings test for the issuance of additional bonds or merging into another company;

(4) the deletion of a financial test to be met by another corporation in the event of our consolidation or merger into or our sale of our property as an entirety or substantially as an entirety to such other corporation; and

(5) the deletion of the requirement to obtain an independent engineer’s certificate in connection with certain releases of property from the lien of the mortgage.

We have also reserved the right, subject to appropriate corporate action, but without the consent or other action of holders of bonds of any series created on or after June 1, 2004, to:

(1) Amend the mortgage to allow us or any successor entity to issue substitute bonds (or similar instruments) for any outstanding bonds, provided that such substitute bonds (or similar instruments) carry ratings equal to or better than the then current ratings of the bonds which are being replaced and that certain other conditions are satisfied. The mortgage and deed of trust under which any such substitute bonds (or similar instruments) may be issued may contain terms and conditions different from the mortgage;

(2) Eliminate as an event of default the failure to discharge or stay within 30 days a final judgment against us for the payment of money in excess of $100,000;

(3) Eliminate the net earnings test in connection with certain acquisitions of property;

(4) Add nuclear fuel to the definition of property additions; and

(5) Make certain amendments to modernize and clarify the terms of the mortgage. These amendments will not adversely affect the rights of holders of bonds and may include the following provisions, among others: (i) simplification of the trustee provisions; (ii) the addition of a governing law clause; (iii) the addition of defeasance provisions for future issuances of bonds; (iv) elimination of maintenance and improvement fund requirements for future issuances of bonds (which requirements will instead be added to specific series of bonds); (v) simplification of the release provisions for obsolete property, de minimis property releases and substitution of property and unfunded property; (vi) the ability to issue global or uncertificated securities; (vii) clarification of our ability to issue variable rate bonds under the mortgage and (viii) amendment of the definitions of excepted property and permitted liens.

Events of Default

An event of default under the mortgage includes:

•	default in the payment of the principal of any bond when the same shall become due and payable, whether at maturity or otherwise;

•	default continuing for 30 days in the payment of any installment of interest on any bond or in the payment or satisfaction of any sinking fund obligation;

•

default in performance or observance of any other covenant, agreement or condition in the mortgage continuing for a period of 60 days after written notice to us thereof by the trustee or by the holders of not less than 15% of the aggregate principal amount of all bonds then outstanding;

•	failure to discharge or stay within 30 days a final judgment against us for the payment of money in excess of $100,000;

•

default in the payment of the principal of any prior lien bond when the same shall become due and payable, whether at maturity or otherwise, or default in the payment of any installment on interest on any prior lien bond beyond the applicable grace period specified in such prior lien bond; and

•	certain events in bankruptcy, insolvency or reorganization.

The trustee is required, within 90 days after the occurrence thereof, to give to the holders of the bonds notice of all defaults known to the trustee unless such defaults shall have been cured before the giving of such notice; provided, however, that except in the case of default in the payment of the principal of, and premium, if any, or interest (including additional interest) on any of the bonds, or in the payment or satisfaction of any sinking or purchase fund installment, the trustee shall be protected in withholding notice if and so long as the trustee in good faith determines that the withholding of notice is in the interests of the holders of the bonds. The trustee is under no obligation to defend or initiate any action under the mortgage which would result in the incurring of non-reimbursable expenses unless one or more of the holders of any of the outstanding bonds furnishes the trustee with indemnity satisfactory to it against such expenses. In the event of a default, the trustee is not required to act unless requested to act by holders of at least 25% in aggregate principal amount of the bonds then outstanding. In addition, a majority of the holders of the bonds have the right to direct all proceedings under the mortgage provided the trustee is indemnified to its satisfaction.

If an event of default shall have happened and be continuing, the trustee may, in its discretion and, upon written request of not less than 25% of the bondholders, shall by notice in writing delivered to the Company declare the principal amount of all bonds, if not already due and payable, to be immediately due and payable; and upon any such declaration of all bonds shall become and be immediately due and payable. This provision, however, is subject to the condition that, if at any time after the principal of the bonds shall have been so declared due and payable and prior to the date of maturity thereof as stated in the bonds and before any sale of the trust estate shall have been made, all arrears of interest upon all such bonds (with interest at the rate specified in such bonds on any overdue installment of interest and the expenses of the trustee, its agents and attorneys) shall either be paid by the Company or be collected and paid out of the trust estate, and an defaults as aforesaid

(other than the payment of principal which has been so declared due and payable) shall have been made good or secured to the satisfaction of the trustee or provision deemed by the trustee to be adequate shall be made therefor, then, and in every such case, a majority of the bondholders may waive such default and its consequences and rescind such declaration; but no such waiver shall extend to or affect any subsequent default or impair or exhaust any right or power consequent thereon.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase securities or other securities or rights of ours, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, or securities of other issuers or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, or securities of other issuers or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain United States Federal income tax considerations;

•	if applicable, the identity of any of our subsidiaries guaranteeing our obligations with respect to such warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

our securities or securities of an entity unaffiliated or affiliated with us, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies or composite currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value thereof or, in the case of underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities, any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract and, if applicable, the identity of any of our subsidiaries guaranteeing our obligations with respect to such purchase contracts.

Purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, the pre-paid purchase contracts will be issued under one of the indentures.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, units will consist of one or more purchase contracts, warrants, debt securities, preferred stock, common stock or any combination thereof. Reference is made to the applicable prospectus supplement for:

•

all terms of the units and of the purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock, or any combination thereof, comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

GLOBAL SECURITIES

We may issue the first mortgage bonds, debt securities, warrants, purchase contracts and units of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for securities in definitive registered form, the global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security known as “participants” or persons that may hold interests through such participants. Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture, warrant agreement, purchase contract or unit agreement. Except as set forth herein, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture, warrant agreement, purchase contract or unit agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, purchase contract or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, warrant agreement, purchase contract or unit agreement, the depositary for such global security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities or first mortgage bonds, and any payments to holders with respect to warrants, purchase contracts or units represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. None of us, the trustees, the warrant agents, the unit agents or any of our other agents, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for any securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distributions of underlying securities or commodities to holders in respect of such global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If the depositary for any securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, we will issue such securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have any of the securities of a series represented by one or more global securities and, in such event, will issue securities of such series in definitive form in exchange for all of the global security or securities representing such securities, Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant trustee, warrant agent or other relevant agent of ours. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global security.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in four ways:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

We may directly solicit offers to purchase securities, or we may designate agents to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933 and describe any commissions we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering their names and the terms of our agreement with them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4). Any at-the-market offering will be through an underwriter or underwriters acting as principal or agent for us.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters or sales agents and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

LEGAL MATTERS

As to matters governed by Kansas law, Larry D. Irick, Vice President, General Counsel and Corporate Secretary of Westar Energy and, as to matters governed by New York law, Davis Polk & Wardwell LLP will pass upon the validity of the securities to be offered by this prospectus. As of March 31, 2010, Mr. Irick owned 39,526 shares of our common stock and 54,600 of our restricted share units.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from Westar Energy, Inc.’s Annual Report on Form 10-K and the effectiveness of Westar Energy, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed this prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that is not contained in this prospectus. In particular, the registration statement includes as exhibits forms of our underwriting agreements, a copy of our senior indenture, a form of subordinated indenture, a copy of our mortgage, forms of our senior debt security and subordinated debt security and specimen common stock, preferred stock and preference stock certificates. We will file a form of unit agreement, purchase contract and pledge agreement, warrant agreement for warrants sold separately, warrant for warrants sold separately, warrant agreement for warrants sold attached to securities, warrant for warrants sold attached to securities, deposit agreement and depositary share under cover of a Current Report on Form 8-K in connection with any issuance of such securities. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the documents’ material terms. If you want a complete description of the content of the documents, you should obtain the documents by following the procedures described below.

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings, including the complete registration statement and all of the exhibits to it are available through the SEC’s web site at http://www.sec.gov.

You should rely only on the information contained in this prospectus, in the accompanying prospectus supplement and in material we file with the SEC and incorporate by reference herein. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, the securities described in this prospectus only where offers and sales are permitted. The information contained in this prospectus, the prospectus supplement and our filings with the SEC is accurate only as of its date, regardless of the time of delivery of this prospectus and the prospectus supplement or of any sale of the securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 25, 2010.

•

The section of the Definitive Proxy Statement on Schedule 14A for the 2010 annual meeting of stockholders incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2009.

•	Report on Form 8-K filed on January 25, 2010, March 2, 2010 (except to the extent furnished and not filed), March 29, 2010 and April 2, 2010.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed until we sell all of the securities we are offering. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address:

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, Kansas 66612

Attn: Investor Relations

(785) 575-1898